As filed with the Securities and Exchange Commission on April 1, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
OCEAN POWER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-2535818
(State or Other Jurisdiction of Incorporation or	(I.R.S. Employer Identification No.)
Organization)
1590 Reed Road
Pennington, NJ 08534
(Address of Principal Executive Offices) (Zip Code)
2006 Stock Incentive Plan
(Full titles of the Plans)
Charles F. Dunleavy
Chief Executive Officer and Chief Financial Officer
Ocean Power Technologies, Inc.
1590 Reed Road, Pennington, New Jersey 08534
(Name and Address of Agent for Service)
(609) 730-0400
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of Securities	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
to be Registered	Registered(1)	Offering Price per Share(2)	Aggregate Offering Price(2)	Registration Fee
Common Stock, par value $0.001 per share	850,000 shares	$6.35 – $6.84	$5,768,333	$411

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes any additional number of shares that may be offered and issued as a result of future stock splits, stock dividends or similar transactions under the Plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of (a) $6.35, the weighted average exercise price of the 93,197 shares subject to outstanding stock option grants under the Plan, at prices ranging from $4.85 to $6.40, and (b) the average of the high and low sale prices of the Registrant’s Common Stock on the Nasdaq Global Market on March 26, 2010, in accordance with Rule 457(c) under the Securities Act of 1933, as amended for the 756,803 shares issuable under the Plan which are not subject to outstanding options.

INCORPORATION BY REFERENCE
This Registration Statement (the“Registration Statement”) on Form S-8 registers 850,000 additional shares of the common stock, par value $0.001 per share (“Common Stock”), of Ocean Power Technologies, Inc. (the “Company” or the “Registrant”) which may be acquired pursuant to the Registrant’s 2006 Stock Incentive Plan, as amended (the “Plan”). The securities subject to this Registration Statement are of the same class of the Registrant for which the Registrant previously filed a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, the contents of the Registrant’s Registration Statement on Form S-8, File No. 333-142547, as filed with the Securities and Exchange Commission (the “Commission”) on May 2, 2007 are hereby incorporated by reference pursuant to Instruction E to Form S-8, except for Item 8, “Exhibits.” After giving effect to this Registration Statement, an aggregate of 1,653,215 shares of the Registrant’s Common Stock have been registered for issuance pursuant to the Plan.
EXPLANATORY NOTE
The Board of Directors approved an amendment (the “Amendment”) to the Plan to increase the number of shares available for the grant of awards under the Plan by 850,000 shares. The Amendment was subject to stockholder approval. On October 2, 2009, the Amendment was approved by stockholders at the Company’s annual meeting of stockholders. The Company has filed this Registration Statement to register, under the Securities Act, the offer and sale pursuant to the Plan of an additional 850,000 shares of Common Stock not previously registered.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8. Exhibits.

Exhibit
Number	Description

4.1	2006 Stock Incentive Plan, as amended

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Power of Attorney (included on the signature pages of this Registration Statement on Form S-8).

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pennington, State of New Jersey, on this 1st day of April, 2010.

OCEAN POWER TECHNOLOGIES, INC.

By:	/s/ Charles F. Dunleavy Charles F. Dunleavy
Chief Executive Officer and Chief Financial Officer
POWER OF ATTORNEY
We, the undersigned officers and directors of Ocean Power Technologies, Inc., hereby severally constitute and appoint George W. Taylor, and Charles F. Dunleavy, and each of them singly, our true and lawful attorneys, with full power to sign for us in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Ocean Power Technologies, Inc., to comply with the provisions of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and all amendments thereto.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on the date indicated.

Signature	Title	Date

/s/ Charles F. Dunleavy Charles F. Dunleavy	Chief Executive Officer, Chief Financial Officer and Director (Principal Executive Officer and Principal Financial Officer)	March 25, 2010

/s/ George W. Taylor George W. Taylor	Executive Chairman and Director	March 31, 2010

/s/ J. Victor Chatigny J. Victor Chatigny	Director	March 26, 2010

/s/ Paul F. Lozier Paul F. Lozier	Director	March 29, 2010

/s/ Thomas J. Meaney Thomas J. Meaney	Director	March 29, 2010

/s/ Seymour S. Preston III Seymour S. Preston III	Director	March 29, 2010

EXHIBIT INDEX

Exhibit
Number	Exhibit*

4.1	2006 Stock Incentive Plan, as amended

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Power of Attorney (included on the signature pages of this Registration Statement on Form S-8).